Exhibit 4.8

Exclusive Option Agreement

THIS EXCLUSIVE OPTION AGREEMENT (hereinafter referred to as “this Agreement”) is entered into as of January 1, 2024, in Beijing, China, by and among the following parties.

Party A:Beijing Highland Wolf Technology Co., Ltd.

Address:Room 1801-13, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B1:ZHAO Peng

ID number:[***]

Party B2:YUE Xu

ID number:[***]

Party C:Beijing Huapin Borui Network Technology Co., Ltd.

Address:Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

For the purposes of this Agreement, Party A, Party B and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1	Party B jointly holds a 100% equity interest in Party C;
2	Party B and Party C intend to grant Party A an irrevocable, exclusive option to purchase all or part of Party C’s equity interest held by Party B and all or part of Party C’s assets;
3	Party A, Party B and Party C intend to sign this Agreement in relation to the granting of the exclusive option by Party B to Party A.

NOW, THEREFORE, through mutual discussion, the Parties have reached the following agreements:

1.	Sales and Purchase of Equity Interest and Assets
1.1	Granting of rights

Party B hereby severally and jointly agrees to irrevocably and unconditionally grant Party A, to the extent permitted by any laws, regulations, rules, notices, interpretations or other binding documents issued by any central or local legislative, administrative or judicial authority before or after the execution of this Agreement (hereinafter referred to as the “Laws of the PRC”), an irrevocably and exclusive option (hereinafter referred to as the “Equity Interest Purchase Option”) to purchase or designate a person (hereinafter referred to as the “Designee”, including Party A’s overseas parent company or the subsidiaries under its direct or indirect control) to purchase all or part of the equity interest in Party C then held by Party B once or at multiple times at any time during the term of this Agreement in accordance with the exercise steps determined by Party A at its sole discretion and at the price mentioned in Article 1.3 of this Agreement. No person other than Party A and the Designee shall be entitled to the Equity Interest Purchase Option or any other rights in relation to the Equity Interest in Party C. Party C hereby consents to the granting of the Equity Interest Purchase Option by Party B to Party A. Party C hereby irrevocably and unconditionally grants Party A an irrevocable and exclusive option (hereinafter referred to as the “Asset Purchase Option”, and together with the Equity Interest Purchase Option, the “Purchase Option”) to purchase or cause the Designee to purchase from Party C all or part of the assets held by Party C once or at multiple times at any time during the term of this Agreement in accordance with the exercise steps determined by Party A in its sole discretion and at the price described in Article 1.3 hereof, to the extent permitted under the Laws of the PRC. No third party other than Party A and the Designee shall be entitled to the Purchase Option or other rights in relation to the equity interest of Party C held by Party B and Party C’s assets. Party C hereby consents to the granting of the Purchase Option by Party B to Party A. The term “person” as used herein refers to an individual, corporation, joint venture, partnership, business, trust or unincorporated organization.

1.2	Steps of exercise

The exercise of Party A’s Purchase Option is subject to the provisions of the Laws of the PRC. When Party A exercises its Purchase Option pursuant to Article 1.1, it shall give a written notice to Party B and/or Party C (hereinafter referred to as “Equity Interest Purchase Notice” or “Asset Purchase Notice”), and the Equity Interest Purchase Notice and/or Asset Purchase Notice shall set out the following: (a) Party A’s decision to exercise the Purchase Option; (b) the equity interests to be purchased from Party B by Party A and/or the Designee (hereinafter referred to as the “Purchased Equity Interests”) and/or the assets to be purchased from Party C by Party A and/or the Designee (hereinafter referred to as the “Purchased Assets”); and (c) The date of purchase/transfer of the Purchased Equity Interest and/or the Purchased Assets. Upon receipt of the Equity Interest Purchase Notice and/or Asset Purchase Notice, Party B and/or Party C shall transfer the Purchased Equity Interest and/or Purchased Assets to Party A and/or the Designee in the manner described in Article 1.4 of this Agreement in accordance with such notice.

1.3	Purchase price and its payment

When Party A and/or the Designee decide to exercise the Equity Interest Purchase Option and/or Asset Purchase Option pursuant to this Agreement, the purchase price of the purchased equity interest and/or purchased assets (the “Purchase Price”) shall be the nominal price. If otherwise required by the relevant government authorities or the Laws of the PRC, the Purchase Price shall be the lowest price. However, to the extent permitted by the provisions and requirements of the Laws of the PRC at that time, the amount paid by Party A and/or the Designee to Party B and/or Party C shall be returned by Party B and/or Party C to Party A at the time and in the form required by Party A. The Purchase Price shall be paid by Party A and/or the Designee to the account designated by Party B and/or Party C within seven (7) days from the date of formal transfer of the Purchased Equity Interest and/or Purchased Assets into the name of Party A and/or the Designee after the necessary tax withholding under the Laws of the PRC.

1.4	Transfer of Purchased Equity Interest and/or Purchased Assets

For each exercise of the Purchase Option by Party A and/or the Designee:

1.4.1

Party B shall procure Party C to convene the shareholders’ meeting in a timely manner, at which a resolution shall be passed to approve the transfer of the Purchased Equity Interest and/or Purchased Assets by Party B and/or Party C to Party A and/or the Designee;

1.4.2

Party B and/or Party C shall enter into the Equity Interest Transfer Contract and/or the Asset Transfer Contract and other relevant legal documents with Party A and/or (where applicable) the Designee in respect of each transfer in accordance with the provisions of this Agreement and the Equity Interest Purchase Notice and/or the Asset Purchase Notice;

1.4.3

The relevant Parties shall execute all other necessary contracts, agreements or documents (including but not limited to amendments to Party C’s articles of association), obtain all necessary internal approvals, authorizations, governmental approvals, licenses, consents and permits (including but not limited to Party C’s business license) and take all necessary actions to transfer, free and clear of any security interest, the effective ownership of the Purchased Equity Interest and/or the Purchased Assets to Party A and/or the Designee and procure Party A and/or the Designee to become the registered owner of the Purchased Equity Interest (subject to the completion of the corresponding business registration) or the owner of the Purchased Assets. For the purposes of this paragraph and this Agreement, “Security Interest” includes a guarantee, mortgage, third party right or interest, any option, right of acquisition, right of first refusal, right of set-off, retention of title or other security arrangement; but for the sake of clarity, it does not include any security interest arising under this Agreement and the Equity Pledge Agreement. “Equity Pledge Agreement” provided herein is the Equity Pledge Agreement dated January 1, 2024 among Party A, Party B and Party C. Pursuant to the Equity Pledge Agreement, in order to secure Party C’s performance of the Exclusive Technology and Service Cooperation Agreement dated January 1, 2024 among the Parties (hereinafter referred to as the “Technology and Service Cooperation Agreement”) dated January 1, 2024, the Proxy Agreement signed by the Parties on January 1, 2024, the Power of Attorney issued by Party B on the date hereof and the obligations under this Agreement, Party B pledges to Party A all of the equity interests held by Party C.

2.	Covenants
2.1	Covenants concerning Party B or Party C

Party B (as a shareholder of Party C) and Party C hereby jointly and severally covenant:

2.1.1

They shall not supplement, modify or amend Party C’s articles of association and regulations in any form, increase or reduce its registered capital, or otherwise change its registered capital structure without the prior written consent of Party A, and shall not do any act of division, dissolution or any change in Party C’s corporate form;

2.1.2

They shall maintain the existence of Party C, operate its business and conduct its affairs prudently and efficiently following sound financial and commercial standards and practices, and cause Party C to perform its obligations under the Technology and Service Cooperation Agreement;

2.1.3

Without the prior written consent of Party A, Party C shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C (including tangible or intangible assets) (other than those necessary for its day-to-day operations) or legal interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4

Unless otherwise required by the Laws of the PRC, Party C shall not be dissolved or liquidated without Party A’s written consent; after mandatory liquidation described in Article 3.6 below, Party B will remit in full to the Party A any residual interest it receives in a nonreciprocal transfer or cause it to happen. If such transfer is prohibited by the laws of the PRC, Party B will remit the proceeds to Party A or its Designee(s) in a manner permitted under the laws of the PRC;

2.1.5

Party C shall not incur, inherit, guarantee or permit to exist any indebtedness without Party A’s prior written consent, except (i) indebtedness incurred in the ordinary course of business and not through the loan; and (ii) indebtedness which has been disclosed to and agreed to by Party A in writing;

2.1.6

They have been operating all of Party C’s business in the ordinary course of business to maintain the value of Party C’s assets and refrain from any act/inaction that may adversely affect Party C’s business condition and asset value; and Party A’s board of directors has the right to supervise Party C’s assets and assess whether it has control over Party C’s assets, and if Party A’s board of directors believes that Party C’s business activities affect the value of its assets or affect the control of the board over Party C’s assets, then Party A will engage legal counsels or other professionals to deal with such issues;

2.1.7

They shall not procure Party C to enter into any material contract without the prior written consent of Party A, except for contracts entered into in the ordinary course of business and contracts entered into by Party C with Party A’s overseas parent company or a subsidiary directly or indirectly controlled by its overseas parent company;

2.1.8

Without Party A’s prior written consent, they shall not procure Party C to provide any person with loans, financial assistance or security of any kind such as mortgages or pledges, or allow a third party to place a mortgage or pledge on its assets or equity;

2.1.9	They shall provide Party A with all information on Party C’s operations and financial condition on a regular basis upon its request;
2.1.10	They shall not cause or permit Party C to merge, partner, joint venture or combine with any person, or to acquire or invest in any person, without the prior consent of Party A;
2.1.11

They shall immediately notify Party A of any litigation, arbitration or administrative proceedings that have occurred or may occur in relation to Party C’s assets, business or income and take all necessary measures as reasonably requested by Party A;

2.1.12

They shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or defenses to all claims necessary and appropriate to maintain Party C’s title to all of its assets;

2.1.13

They shall ensure that Party C shall not pay dividends in any form to its shareholders without the prior written consent of Party A; and upon written request of Party A, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.14

At the request of Party A, they shall appoint any person designated by it as a director, supervisor and/or senior managers of Party C and/or remove the incumbent director, supervisor and/or senior managers of Party C and comply with all relevant resolutions and filing formalities; Party A has the right to request Party B and Party C to make such replacement;

2.1.15

If Party A are prevented from exercising its Purchase Option due to the failure of any shareholders of Party C or Party C to perform its tax obligations under applicable laws, Party A shall be entitled to require Party C or its shareholders to perform such tax obligations or to require Party C or its shareholders to pay such taxes to Party A which Party A shall pay on behalf of Party C or its shareholders; and

2.1.16

Party B and Party C shall procure the subsidiaries of Party C to comply with the covenants applicable to Party C as prescribed in the Article 2.1 where applicable, as if such subsidiaries act as Party C under the relevant provisions.

2.2	Covenants of Party B

Party B hereby irrevocably covenants as follows:

2.2.1

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the equity interest of Party C held by Party B, or permit the creation of any security interest or third party rights thereon from the effective date of this Agreement, except for a pledge created over the equity interest of Party C pursuant to the Equity Pledge Agreement;

2.2.2	Party B shall not engage in any business or other conduct that may cause Party C’s reputation to be adversely affected;

2.2.3	Party B shall take all measures to ensure that all operating licenses of Party C are legal, valid and renewed on time in accordance with the law;
2.2.4

Party B shall not sign any document or make any commitment that has a conflict of interest with the agreements and other legal documents signed with and being performed by Party C or Party A and its Designee; Party B shall not cause a conflict of interest between Party B and Party A or its shareholders by the way of act or omission. If such conflict of interest arises (Party A shall have the right to decide unilaterally whether or not such conflict of interest arises), Party B shall take measures to eliminate it as soon as possible with the consent of Party A or its Designee. If Party B refuses to do so, Party A shall be entitled to exercise its Purchase Option under this Agreement;

2.2.5

Unless Party A’s written consent is obtained, Party B shall not in any way directly or indirectly participate in or engage in any business which is or may be in competition with the business operated by Party C and its subsidiaries, or be engaged in or hold interests (other than an interest of not more than 5%) in or assets of any relevant entity which operates a business which is or may be in competition with the business operated by Party C and its subsidiaries. Party A has the right to make the final decision on whether Party B has or may have the above circumstances;

2.2.6

Party B shall not request Party C to distribute dividends or make other forms of profit distribution in respect of the equity interests in Party C held by Party B, nor shall Party B initiate any matters relating to the resolution of the shareholders’ meeting in relation thereto or vote in favor of such matters relating to the resolution of the shareholders’ meeting. In any event, if Party B receives any earnings, distributable profit or dividends from Party C, Party B shall, to the extent permitted by the laws of the PRC, waive receipt of such earnings, distributable profits or dividends and immediately pay or transfer such earnings, distributable profits or dividends to Party A or its Designee;

2.2.7

Party B shall procure the shareholders’ meeting and/or the board of directors of Party C not to approve the sale, transfer, pledge or other disposal of any legal or beneficial interest in the equity interest in Party C held by Party B or allow the encumbrance thereon, without the prior written consent of Party A, except for the pledge created over the equity interest in Party C pursuant to the Equity Pledge Agreement;

2.2.8

Party B shall procure the shareholders’ meeting and/or the board of directors of Party C not to approve any merger, partnership, joint venture or combination of Party C with any person, or any acquisition of or investment in any person, or any separation of Party C, amendment of Party C’s articles of association, change of registered capital or change of corporate form without the prior written consent of Party A;

2.2.9

Party B shall immediately notify Party A of any litigation, arbitration or administrative proceedings that have occurred or may occur with respect to the equity interest in Party C held by it and take all necessary measures as reasonably requested by Party A;

2.2.10

Party B shall cause Party C’s shareholders’ meeting and/or board of directors to vote to consent to the transfer of the Purchased Equity Interest and/or Purchased Assets as provided in this Agreement and to take any and all other actions that Party A may require;

2.2.11

Upon Party A’s request at any time, Party B and/or Party C shall immediately and unconditionally transfer their equity interests and/or assets in Party C to Party A or its Designee pursuant to the Purchase Option under this Agreement, and Party B hereby waives its right of first refusal, if any, for equity interest transfers made by other shareholders of Party C;

2.2.12

Party B shall strictly comply with the provisions of this Agreement and other contracts entered into by Party B, Party C and Party A jointly or severally (including but not limited to the Equity Pledge Agreement and the Technology and Service Cooperation Agreement), perform its obligations under this Agreement and such other contracts mentioned above and refrain from any act/omission which may affect their validity and enforceability. If Party B have any residual rights in respect of the Equity Interests under this Agreement or under the Equity Pledge Agreement or under the Proxy Agreement granted in Party A’s favor, Party B shall not exercise such rights, unless otherwise instructed by Party A in writing;

2.2.13

If, prior to the dissolution of Party C, Party A (or its Designee) has paid to Party B the purchase price of the equity interest but the relevant industrial and commercial changes have not yet been completed, Party B shall deliver to Party A (or the Designee) all the proceeds from distribution of the residual property received as a result of the holding of the equity interest in Party C on or after the dissolution of Party C in a timely manner and without compensation, in which case Party B shall not claim any rights to the proceeds from the distribution of the residual property (unless otherwise directed by Party A);

2.2.14

For the price paid by Party A and/or the Designee for its transfer of the Purchased Equity Interest and/or the Purchased Assets, Party B agrees to return to Party A and/or the Designee without compensation, to the extent permitted by the laws of the PRC at that time;

2.2.15

Party B agrees to execute an irrevocable power of attorney to the satisfaction of Party A to authorize all of its rights as a shareholder of Party C to Party A or to its Designee to exercise them on its behalf; and

2.2.16	Party B shall ensure valid existence of Party C against termination, liquidation and dissolution.
3.	Representations and Warranties

Party B and Party C hereby jointly and severally represent and warrant to Party A as of the date of this Agreement and as of each date of transfer of the Purchased Equity Interest and

Purchased Assets as follows:

3.1

It has the power and ability to authorize the execution and delivery of this Agreement and any transfer contract to which it is a Party with respect to the Purchased Equity Interest and/or Purchased Assets to be transferred hereunder (each, a “Transfer Contract”) and to perform its obligations under this Agreement and any Transfer Contract. Party B and Party C agree to execute Transfer Contract consistent with the terms and conditions of this Agreement if Party A exercises its Purchase Option. This Agreement and the Transfer Contract to which it is a Party shall constitute or will constitute, upon execution, their legal, valid and binding obligations and shall be enforceable against it in accordance with their terms and conditions;

3.2

Neither the execution and delivery of this Agreement or any Transfer Contract nor the obligations under this Agreement or any Transfer Contract shall or will: (i) result in a violation of any applicable Laws of the PRC; (ii) conflict with Party C’s articles of association, bylaws or other organizational documents; (iii) result in a breach of any contract or instrument to which it is a Party or by which it is bound, or constitute any breach under any contract or instrument to which it is a Party or by which it is bound; (iv) result in a breach of any condition for the grant and/or survival of any license or permit issued to any Party; or (v) result in the suspension or revocation of, or the imposition of additional conditions on, any license or permit issued to any Party;

3.3

Party B has good and marketable title to the equity interests owned by it in Party C. Party B has not created any security interest in such equity interest other than the equity interest pledge created under the Equity Pledge Agreement;

3.4	Party C has good and marketable title to all of its assets and has not created any security interest in said assets;
3.5	Party C does not have any outstanding debts except (i) those incurred in the ordinary course of business; and (ii) those which have been disclosed to Party A and agreed to by Party A in writing;
3.6

If Party C is dissolved or liquidated according to the Laws of the PRC, (i) to the extent permitted by the laws of the PRC and regulations, Party B shall, within fifteen (15) days from the date of occurrence of the cause of dissolution, establish a liquidation team and authorize the person or entity recommended by Party A to preside over the liquidation and manage the property of Party C; (ii) regardless of whether the provisions specified in item (i) of this Article is executed and subject to the restrictions of the Laws of the PRC, Party C shall sell all of its assets to Party A or other qualified entities designated by Party A at the lowest price permitted by the laws of the PRC. Party C shall, to the extent permitted under the Laws of the PRC then in effect, waive any payment obligations of Party A or its eligible designated entity arising therefrom; any proceeds arising from such transaction shall, to the extent permitted under the Laws of the PRC then in effect, be paid to Party A or its eligible designated entity as part of the Service Fees under the Technology and Service Cooperation Agreement;

3.7	Party C complies with all laws and regulations of the PRC applicable to equity interest or asset acquisitions;

3.8	There are no ongoing or pending or threatened litigation, arbitration or administrative proceedings relating to the equity interest in Party C, Party C’s assets or Party C;
3.9

In the event of death, incapacity, marriage, divorce, bankruptcy or other circumstances that may affect the exercise of Party B’s equity interest in Party C, Party B’s successors (including spouse, children, parents, siblings, and grandparents) or shareholders or transferees of Party C’s equity interest at that time shall be deemed to be a Party to this Agreement and shall succeed to and assume all of Party B’s rights and obligations under this Agreement and shall, in accordance with the then applicable laws and this Agreement, transfer the relevant equity interest to Party A or the Designee; and

3.10

The equity interest in Party C held by Party B is not common property between Party B and its spouse, and Party B’s spouse does not own and does not have control over the equity interest in Party C; Party B’s management of Party C and other voting matters by virtue of its equity interest in Party C are not influenced by its spouse.

4.	Effective Date

This Agreement shall become effective on the date of signing of this Agreement by the Parties and shall be valid for ten (10) years, with Party A having the option to renew it unless or until the date when all the Purchased Equity Interest and/or Purchased Assets held by Party B are transferred to Party A and/or the Designee (subject to the date of completion of business registration change) and Party A and its subsidiaries and branches can legally engage in the business operated by Party C. If Party A fails to confirm the renewal of this Agreement at the expiration of the term of this Agreement, this Agreement shall be automatically renewed until Party A delivers a confirmation letter to determine the renewal term of this Agreement. Notwithstanding the above, Party A shall have the right to unilaterally and immediately terminate this Agreement at any time by giving a written notice to Party B and Party C, and shall not be liable for any breach of contract in respect of its unilateral termination of this Agreement. Party B and Party C shall not have the right to unilaterally terminate this Agreement unless otherwise required by the Laws of the PRC.

5.	Liability for Breach
5.1

Unless otherwise provided in this Agreement, if a Party (hereinafter referred to as the “Breaching Party”) fails to perform one of its obligations under this Agreement or otherwise breaches this Agreement, the other Party (hereinafter referred to as the “Aggrieved Party”) may: (a) notify the Breaching Party in writing of the nature and extent of the breach and require the Breaching Party to cure it at its own expense within a reasonable period of time specified in the notice (hereinafter referred to as the “cure period”); and if the Breaching Party fails to cure within the cure period, the Aggrieved Party shall be entitled to hold the Breaching Party liable for all liabilities arising out of its breach and to indemnify the Aggrieved Party for any economic losses resulting from its breach, including but not limited to attorneys’ fees, litigation or arbitration costs incurred in connection with litigation or arbitration proceedings relating to such breach, and the Aggrieved Party has the right to require the Breaching Party to enforce the performance of its obligations under this Agreement, and request the relevant arbitration institution or court to order the actual performance and/or enforcement of the terms and conditions specified in this Agreement; (b) terminate this Agreement and require the Breaching Party to bear all liabilities resulting from its breach and compensate its losses and damages in full; or (c) discount, auction or sell the pledged equity interest as agreed in the Equity Pledge Agreement and receive payment in priority from the proceeds derived therefrom, and require the Breaching Party to bear any losses as a result thereof. The exercise of the foregoing remedy rights by the Aggrieved Party shall not affect the exercise of its other remedy rights in accordance with this Agreement and the provisions of the laws.

5.2

Each Party agrees and acknowledges that, unless otherwise provided by the Laws of the PRC, if Party B or Party C is the Breaching Party, Party A shall have the right to unilaterally and immediately terminate this Agreement and require the Breaching Party to compensate its losses and damages in full. If Party A is the Breaching Party, Party B and Party C shall waive Party A’s obligations to compensate for damages, and Party B and Party C shall not have any right to terminate or cancel this Agreement under any circumstances unless otherwise provided by laws.

6.	Governing Laws and Dispute Resolution
6.1	Governing laws

The execution, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by the laws of the PRC.

6.2	Dispute resolution

In the event of any dispute arising out of the interpretation and performance of this Agreement, the Parties shall first resolve the dispute by amicable negotiation. If the Parties fail to resolve such dispute within thirty (30) days after a Party has requested the other Parties to resolve the dispute by negotiation, then any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for resolution through arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties. The arbitral tribunal may impose restrictions on and/or dispose of Party C’s equity interests, assets or property interests (including, but not limited to by way of compensation), prohibit the transfer or disposal or make other relevant remedies or compensate Party A’s losses caused to Party A by the default of the other Parties to this Agreement, impose restrictions on or compulsory transfer of assets in relation to the relevant business to award injunctive relief or liquidate Party C, etc. Such awards shall be enforced by each Party. After the arbitral award becomes effective, any Party shall have the right to apply to the court with jurisdiction to enforce the arbitral award. If necessary, the arbitral institution shall have the right to rule that the Breaching Party shall immediately cease the default or that the Breaching Party shall not engage in any act that may cause further damage to Party A before making a final decision on the dispute between the Parties. A court of competent jurisdiction in the PRC, Hong Kong, the Cayman Islands or elsewhere (including a court in the place of incorporation of a proposed/existing public company with which Party A is associated, a court in the place of incorporation of Party C, or a court in the place where Party C or Party A’s principal assets are located) shall likewise have the power to grant or enforce an award of the arbitral tribunal and to award or enforce interim relief in respect of Party C’s equity interest or interest in the property, and shall also have the power to grant or enforce interim relief or other measures to the Party initiating the arbitration pending the constitution of the arbitral tribunal or in other appropriate circumstances, including but not limited to an award or judgment ordering the Breaching Party to immediately cease the default or not to engage in any act that is likely to result in further damages to Party A.

6.3

In the event of any dispute arising out of the interpretation, modification, supplement and performance of this Agreement or in the event that any dispute is subject to arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the matters in dispute.

6.4

If at any time after the date of this Agreement, as a result of the enactment of or change in any PRC law, rule or regulation, or as a result of a change in the interpretation or application of such law, rule or regulation; the following provisions shall apply, to the extent permitted by the laws of the PRC: (a) if the change in laws or newly enacted provision is more favorable to a Party than the relevant law, rule, decree or provision in effect on the date of this Agreement (and the other Parties are not materially and adversely affected), each Party shall promptly apply for the benefit of such change or new provision and use its optimal efforts to have such application approved; or (b) if, as a result of such change in law or new provision, the economic interests of a Party under this Agreement are materially and adversely affected, directly or indirectly, this Agreement shall continue to be enforced in accordance with its original terms and conditions. Each Party shall use all lawful means to obtain a waiver of compliance with such change or provision. If the adverse effect on the economic interests of any Party cannot be eliminated in accordance with the provisions of this Agreement, upon notice by the affected Party to the other Parties, the Parties shall promptly negotiate and make all necessary changes to this Agreement to maintain the affected Party’s economic interests under this Agreement.

7.	Taxes and Expenses

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred by or levied on such Party in connection with the preparation and execution of this Agreement and each Transfer Contract and the consummation of the transactions contemplated hereunder and under each Transfer Contract in accordance with the Laws of the PRC.

8.	Notices
8.1

All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by registered mail (postage prepaid,), commercial courier service or facsimile to the address and facsimile number of such Party set forth in the Annex.

A further confirmation of each notice shall be sent by e-mail. The date on which such notice shall be deemed to have been validly served shall be determined as follows:

8.1.1

A notice shall be deemed to have been validly served on the date of dispatch or rejection if it is sent by personal delivery, courier service, or registered mail, postage prepaid, at the address designated for receipt of the notice.

8.1.2	A notice, if sent by fax, shall be deemed to have been validly served on the date of successful transmission (evidenced by an automatically generated transmission confirmation message).
8.2	Any Party may change its address for receipt of notices, facsimile and/or email address at any time by giving notice to the other Parties in accordance with the terms and conditions of this Article.
9.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other Parties, except (a) information publicly known (but not by reason of disclosure to the public by one of the recipients of the information); (b) information disclosed in accordance with applicable laws or the rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated by this Agreement, and such legal counsel or financial advisor shall be subject to confidentiality obligations similar to those in this Article; Any disclosure of any Confidential Information by a person or body engaged by any Party shall be deemed to be a disclosure by such Party of such Confidential Information, and the Party shall be liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

10.	Further warranties

The Parties agree to execute in a timely manner such documents and take such further actions as may be reasonably necessary or desirable for the fulfillment of the provisions and purposes hereof.

11.	Force Majeure
11.1

“Force Majeure” refers to an unforeseeable, unavoidable and insurmountable event that renders a Party hereto partially or completely unable to perform this Agreement. Such events include, but are not limited to earthquakes, typhoons, floods, water disaster, wars, strikes, riots, governmental acts, or changes in the application of laws.

11.2	In the event of a Force Majeure event, a Party’s obligations under this Agreement affected by Force Majeure shall be automatically suspended for the period of delay caused by Force

Majeure and its period of performance shall be automatically extended for the period of suspension without penalty or liability on the part of such Party. In the event of force majeure, the Parties shall immediately consult to find a just solution and shall use all reasonable efforts to minimize the effects of the force majeure.

12.	Miscellaneous
12.1	Amendment, modification and supplement

Any matters not covered in this Agreement shall be determined by the Parties through separate negotiations. Any amendments, modifications and supplements to this Agreement shall be made in writing and signed by the Parties. Amendments and supplements to this Agreement and its annexes, duly signed by the Parties hereto, are an integral part of this Agreement and shall have the same legal effect as this Agreement.

If The Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendment to this Agreement, or in the event of any change in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or related requirements in relation to this Agreement, the Parties shall amend this Agreement accordingly.

12.2	Entire Contract

Except as amended, supplemented or modified in writing after the execution of this Agreement, this Agreement shall constitute the entire contract between the Parties hereto with respect to the subject matter hereof and shall supersede in its entirety all prior negotiations, representations and contracts, both oral and written, with respect to the subject matter hereof. If at any time the Parties enter into any other agreement or arrangement with respect to the subject matter of this Agreement that is inconsistent with this Agreement, this Agreement shall prevail.

12.3	Headings

The headings in this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions hereof.

12.4	Copies

This Agreement is made in five (5) copies, Party A, Party B and Party C shall each hold one (1) copy, and the rest shall be retained by Party C. Each copy of this Agreement shall be equally valid.

12.5	Severability

If one or more provisions hereof are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. The Parties shall negotiate in good faith for the replacement of such invalid, illegal or unenforceable provisions with valid provisions to the optimal extent permitted by laws and desired by the Parties, and the economic effect of such valid provisions shall be as similar as possible to that of such invalid, illegal or unenforceable provisions.

12.6	Successors

This Agreement shall be binding upon and shall inure to the benefit of the respective successors of the Parties and the assignees permitted by such Parties.

12.7	Survival
12.7.1	Any obligations incurred or expired as a result of this Agreement prior to the expiration or earlier termination of this Agreement shall survive the expiration or earlier termination hereof.
12.7.2	The provisions of Articles 6, 8, 9 and this Article 12.7 shall survive the termination of this Agreement.
12.8	Waiver

Either Party may waive its rights under this Agreement, provided that such waiver is conducted in writing and signed by all Parties. No waiver by a Party in respect of a breach by the other Parties in one case shall be deemed to be a waiver by such Party in respect of a similar breach in other cases.

12.9	Compliance with laws and regulations

Each Party shall comply with, and shall ensure that each Party operates in full compliance with, all laws and regulations officially promulgated and publicly available in China.

12.10	Transfer of rights

Party C and/or Party B shall not assign any of its rights and/or obligations under this Agreement to any third party without Party A’s prior written consent; Party C and Party B hereby agree that Party A shall have the right to assign any of its rights and/or obligations under this Agreement to any third party upon written notice to Party C and Party B, and Party B and Party C shall sign a supplemental agreement or an agreement, which is substantially the same as the content of this Agreement, with such assignee.

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed as of the date and at the place first written above.

Party A

Beijing Highland Wolf Technology Co., Ltd.

(Stamp)

By: /s/ ZHAI Ruiting

Name: ZHAI Ruiting

Position: Legal representative

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed as of the date and at the place first written above.

Party B

ZHAO Peng

By:/s/ ZHAO Peng

YUE Xu

By: /s/ YUE Xu

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed as of the date and at the place first written above.

Party C

Beijing Huapin Borui Network Technology Co., Ltd.

(Stamp)

By: /s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

Annex

For the purpose of notification, the contact details of the Parties are specified below:

Party A:Beijing Highland Wolf Technology Co., Ltd.

Addressee and contact number:

Address:

Email:

Party B1: ZHAO Peng

Addressee and contact number:

Address:

Email:

Party B2: YUE Xu

Addressee and contact number:

Address:

Email:

Party C: Beijing Huapin Borui Network Technology Co., Ltd.

Addressee and contact number:

Address:

Email: